Exhibit 3.4

                            ARTICLES OF AMENDMENT TO

                            ARTICLES OF INCORPORATION

                                       OF

                                  CYTODYN, INC

                     (SERIES B CONVERTIBLE PREFERRED STOCK)


         Pursuant to the requirements of Section 7-106-102 of the Colorado Business Corporation Act, the undersigned Corporation submits the following Articles of Amendment to Articles of Incorporation.

         FIRST:   The name of the Corporation is CYTODYN, INC.

         SECOND: The Articles of Incorporation of the Corporation are hereby amended as follows:

                  "There is hereby established a series of Preferred Stock of the Corporation designated "Series B Convertible Preferred Stock." The number of shares of this series of Preferred Stock shall be 400,000 shares. The powers, designations, preferences and relative, participating, optional or other special rights of the shares of this series of Preferred Stock and the qualifications, limitations and restrictions of such preferences and rights shall be as follows:

                  1. Dividend Provisions.

                           (a) The holders of record of the outstanding shares of Series B Convertible Preferred Stock shall be entitled to receive, out of any assets at the time legally available therefore and when and as declared by the Board of Directors, dividends at the rate of $.25 per share per annum from the date of issuance of the Series B Convertible Preferred Stock. Dividends on the Series B Convertible Preferred Stock shall be cumulative, shall accrue, whether or not declared and whether or not there are any profits, surplus or other funds or assets of the Corporation legally available therefore, and, at the Corporation's option, at the time the shares of Series B Convertible Preferred Stock are converted into shares of the Corporation's common stock shall either (i) be paid in cash, or (ii) be paid with restricted shares of the Corporation's common stock. In the event the Corporation shall declare a distribution (other than any distribution described above) payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights to purchase any such securities or evidences of indebtedness, then, in each such case the holders of the Series B Convertible Preferred Stock shall be entitled to a proportionate share of any such distribution as though the holders of the Series B Convertible Preferred Stock were the holders of the number of shares of Common Stock of the Corporation into which their respective shares of Series B Convertible Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

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                           (b) In the event that the Corporation elects to pay
         any dividends with shares of the Corporation's common stock, the shares being issued for the interest will be valued at $.50 per share.

                  2. Liquidation Preference.

                           (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holder of each share of Series B Convertible Preferred Stock shall be entitled to receive, out of the assets of the Corporation available for distribution to its stockholders, before any payment or distribution shall be made on the Common Stock, an amount per share equal to $5.00 plus any accrued and unpaid dividends. If the assets and funds to be distributed among the holders of the Series B Convertible Preferred Stock shall be insufficient to permit the payment of the full aforesaid preferential amount to such holders, then the entire assets and funds of the Corporation legally available for the distribution shall be distributed among the holders of the Series B Convertible Preferred Stock in proportion to the aggregate preferential amount of all shares of Series B Convertible Preferred Stock held by them.

                  3. Conversion. The Series B Convertible Preferred Stock may be converted into shares of the Corporation's Common Stock on the following terms and conditions (the "Conversion Rights"):

                           (a) Option to Convert. Commencing as soon as the Corporation has sufficient authorized and unissued shares of its Common Stock available for all outstanding shares of Series B Convertible Preferred Stock to be converted, holders of the Series B Convertible Preferred Stock shall have the right to convert all or a portion of their shares into shares of Common Stock at any time or from time to time upon notice to the Corporation on the terms and conditions set forth herein.

                           (b) Mechanics of Conversion. Upon the election of a holder of the Series B Convertible Preferred Stock to convert shares of such Preferred Stock, the holder of the shares of Series B Convertible Preferred Stock which are converted shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or any authorized transfer agent for such stock together with a written statement that he elects to convert his preferred stock to common stock. The Corporation or the transfer agent shall promptly issue and deliver at such office to such holder of Series B Convertible Preferred Stock a certificate or certificates for the number of shares of Common Stock to which such holder is thereby entitled. The effective date of such conversion shall be a date not later than 30 days after the date upon which the holder provides written notice of his election to convert to the Corporation or transfer agent.


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                           (c) Conversion Ratio. Each share of Series B
         Convertible Preferred Stock may be converted into ten (10) fully paid restricted shares of Common Stock (except as adjusted pursuant to paragraph 3(d) below). In the event that upon conversion of shares of Series B Convertible Preferred Stock a holder shall be entitled to a fraction of a share of Common Stock, no fractional share shall be issued and in lieu thereof the Corporation shall pay to the holder cash equal to the fair value of such fraction of a share.

                           (d) Adjustment of Conversion Rate. If the Corporation shall at any time, or from time to time, after the effective date hereof effect a reverse stock split of the outstanding Common Stock, or if the Corporation at any time or from time to time after the effective date hereof shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the number of shares of Common Stock issuable upon conversion of the Series B Convertible Preferred Stock shall be proportionately adjusted as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date.

                           (e) Adjustment for Merger or Reorganization. If at any time after the issuance date there shall occur any reorganization, recapitalization, consolidation, merger or other reorganization event involving the Corporation, then following any such reorganization each share of Series B Convertible preferred Stock shall thereafter be convertible, in lieu of the shares of common stock into which it was convertible prior to such event, into the kind and amount of securities, cash or other property which a holder of the number of shares of common stock of the Corporation issuable upon conversion of one share of Series B Convertible Preferred Stock immediately prior to such reorganization would have been entitled to receive pursuant to such transaction.

                           (f) No Impairment. The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all of the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series B Convertible Preferred Stock against impairment.


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                           (g) Reservation of Stock Issuable Upon Conversion.
         The Corporation shall at all times use its best efforts to reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series B Convertible Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series B Convertible Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all outstanding shares of Series B Convertible Preferred Stock, the Corporation will take such corporate action as is necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

                  4. Status of Converted or Reacquired Stock. In case any shares of Series B Convertible Preferred Stock shall be converted pursuant to
         Section 3 hereof, the shares so converted shall cease to be a part of the authorized capital stock of the Corporation.

                  5. Voting Rights. The Series B Convertible Preferred Stock does not have any voting rights.

                  6. Notices. Any notice required to be given to holders of shares of Series B Convertible Preferred Stock shall be deemed given upon deposit in the United States mail, postage prepaid, addressed to such holder of record at his address appearing on the books of the Corporation, or upon personal delivery of the aforementioned address."

         THIRD: Such Amendment was duly adopted by the Board of Directors of the Corporation on the __ day of September 2009.




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                                    EXHIBIT A

                         CYTODYN, INC. CONVERSION NOTICE

         Reference is made to the Articles of Amendment describing the terms of the Series B Convertible Preferred Stock (the "Articles of Amendment"). In accordance with and pursuant to the Articles of Amendment, the undersigned hereby elects to convert the number of shares of Series B Convertible Preferred Stock, no par value (the "Preferred Shares"), of CytoDyn, Inc., a Colorado corporation (the "Company"), indicated below into shares of Common Stock, no par value per share (the Common Stock"), of the Company, by tendering the stock certificates representing the share(s) of Preferred Shares specified below as of the date specified below.

     Date of Conversion:                            ____________________________

     Number of Preferred Shares to be converted:    ____________________________

     Stock certificate no(s). of Preferred Shares
     to be converted:                               ____________________________

Please confirm the following information:

     Conversion Price:                              ____________________________

     Number of shares of Common Stock
     to be issued:                                  ____________________________

Please issue the Common Stock into which the Preferred Shares are being converted in the following name and to the following address:

     Issue to (name and address):                   ____________________________

                                                    ____________________________

                                                    ____________________________

                                                    ____________________________





Dated: ____________________________                 By: ________________________

                                                    Name: ______________________